NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
March 15, 2007	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES PURCHASE OF 12 COMMUNITIES

SEATTLE, WA, March 15, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related dementia care services to senior citizens, announced today it has purchased 12 communities currently leased by the Company for approximately $101.6 million, including transaction and financing costs. These communities consist of 786 units located in 5 states. We have leased four of the communities since May 2002 and eight since May 2003 under multiple leases with a publicly traded REIT. Capmark Finance, Inc. provided fixed rate senior mortgage financing of $88.0 million at 6.515% per annum and second mortgage financing of $13.6 million at a variable rate equal to the LIBOR rate plus 325 basis points, which equaled 8.625% per annum at the closing date. The senior mortgage has a term of five years, monthly interest-only payments for three years and, thereafter, monthly payments of principal and interest based on a 25-year amortization. The second mortgage has a term of two years with monthly interest-only payments.

The Company currently has approximately $11.4 million in loans outstanding with the REIT which are secured by the leases on the 12 communities and $1.0 million in cash collateral. As part of this transaction, the $10.8 million loan was acquired by the Company’s CEO and chairman of the board on similar terms and conditions as the original note, and the remaining $600,000 term loan was paid off at closing.

“The improvement in performance for these communities combined with favorable capital markets allowed us to purchase these communities. With this transaction, we will have purchased 36 leased communities so far this year,” stated Dan Baty, the Company’s C.E.O. and chairman of the board.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors. Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States. These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process. Emeritus currently operates 203 communities representing capacity for approximately 20,000 residents in 35 states. Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims. We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports on Form 10-K and Quarterly Reports Form 10-Q.